Exhibit 99.1

Contact: Jerald L. Shaw, President Terri L. Degner, EVP and Chief Financial Officer Anchor Bancorp (360) 491-2250

ANCHOR BANCORP
REPORTS FIRST QUARTER FISCAL 2015 EARNINGS

Lacey, WA (October 27, 2014) - Anchor Bancorp (NASDAQ - ANCB) (“Company”), the holding company for Anchor Bank (“Bank”), today reported first quarter earnings for the fiscal year ending June 30, 2015.  For the quarter ended September 30, 2014, the Company reported net income of $113,000 or $0.05 per diluted share, compared to net loss of $12,000 or $0.00 per diluted share for the same period last year.

“I am very pleased with our reduction in nonperforming loans, which are at the lowest level since the economic downturn. This quarter, a $1.5 million commercial credit moved into real estate owned.  We view this as a positive event as we now have full control of the property.  Our net interest margin remains strong at 3.94% and continues to improve with the repricing of longer term certificates of deposit. We are experiencing some additional lending opportunities in our markets and are beginning to capitalize on our lending staff's efforts.  Based on our return to profitability, we anticipate that continued profitability will enable us to reverse the valuation allowance associated with our deferred tax asset sometime during the current fiscal year”, stated Jerald L. Shaw, President and Chief Executive Officer.

Fiscal First Quarter Highlights

•	Total classified loans decreased $2.1 million or 31.8% to $4.5 million at September 30, 2014 from $6.6 million at June 30, 2014 and from $16.1 million at September 30, 2013;
•	No provision for loan losses was recorded for the quarters ended September 30, 2014, June 30, 2014 and September 30, 2013; and
•	Net interest margin increased 33 basis points to 3.94% for the quarter ended September 30, 2014 from 3.61% for the quarter ended September 30, 2013.

Credit Quality

Total delinquent loans (past due 30 days or more), nonaccrual loans and loans 90 days or more past due and still accruing interest decreased $2.0 million to $5.5 million at September 30, 2014, from $7.5 million at June 30, 2014.  The ratio of nonperforming loans, which includes nonaccrual loans and accruing loans which are 90 days or more past due, to total loans decreased to 0.9% at September 30, 2014 from 1.6% at June 30, 2014.  The continuing steady improvement in our asset quality has enabled the Company to not record a provision for loan losses since March 31, 2013.  The allowance for loan losses of $3.9 million at September 30, 2014 represented 1.4% of loans receivable and 159.5% of nonperforming loans compared to an allowance of $4.6 million at June 30, 2014, representing 1.6% of loans receivable and 98.1% of nonperforming loans.

Anchor Bancorp
October 27, 2014

Nonperforming loans decreased to $2.5 million at September 30, 2014 from $4.7 million at June 30, 2014 and from $6.2 million at September 30, 2013.  Nonperforming loans consisted of the following at the dates indicated:

	September 30, 2014	June 30, 2014	March 31, 2014	September 30, 2013
	(In thousands)

Real estate:
One-to-four family	$2,303	$2,101	$2,222	$5,075
Multi-family	—	158	158	—
Commercial	—	2,070	1,898	—
Land	107	150	153	774
Total real estate	2,410	4,479	4,431	5,849
Consumer:
Home equity	76	—	141	299
Credit cards	18	—	—	29
Total consumer	94	—	141	328
Business:
Commercial business	—	235	193	—
Total	$2,504	$4,714	$4,765	$6,177

We continue to restructure our delinquent loans, when appropriate, so our borrowers can continue to make payments while minimizing the Company's potential loss.  As of September 30, 2014, June 30, 2014, and September 30, 2013, there were 44, 45, and 49 loans, respectively, with aggregate net principal balances of $11.8 million, $11.3 million, and $17.0 million, respectively, that we have identified as “troubled debt restructures.”  At September 30, 2014, June 30, 2014, March 31, 2014, and September 30, 2013, there were $1.5 million, $2.2 million, $1.8 million, and $3.7 million, respectively, of “troubled debt restructures” included in the nonperforming loans above.

As of September 30, 2014, the Company had 18 real estate owned ("REO") properties with an aggregate book value of $6.1 million compared to 20 properties with an aggregate book value of $5.1 million at June 30, 2014, and 17 properties with an aggregate book value of $5.8 million at September 30, 2013.  The decrease in number of properties during the quarter ended September 30, 2014 was primarily attributable to ongoing sales of residential properties. During the quarter ended September 30, 2014, the Company sold six residential real estate properties for $636,000, two commercial real estate properties for $178,000, and one parcel for $37,000 resulting in an aggregate loss on sale of $6,000. During the quarter, we had a commercial real estate property in Pierce County transfer to REO with a book value of $1.5 million.  At September 30, 2014, the largest of the REO properties was a commercial real estate property totaling $3.4 million located in Pierce County, Washington.

The following is a summary of our REO properties listed by property type and county location:

	County
	Grays Harbor	Thurston	Pierce	All Other	Total	Number of properties	Percent of Total REO
	(Dollars in thousands)
REO:
One-to-four family	$391	$166	$—	$237	$794	6	13.0%
Commercial	124	—	4,924	—	5,048	3	82.9%
Land	49	88	11	102	250	9	4.1%
Total	$564	$254	$4,935	$339	$6,092	18	100.0%

Anchor Bancorp
October 27, 2014

Capital

As of September 30, 2014, the Bank exceeded all regulatory capital requirements with Tier 1 Leverage-Based Capital, Tier 1 Risk-Based Capital and Total Risk-Based Capital ratios of 13.8%, 17.0% and 18.3%, respectively.  As of September 30, 2013, these ratios were 11.9%, 16.9%, and 18.2%, respectively.

Anchor Bancorp exceeded all regulatory capital requirements with Tier 1 Leverage-Based Capital, Tier 1 Risk-Based Capital and Total Risk-Based Capital ratios of 14.0%, 17.3%, and 18.6% as of September 30, 2014.  As of September 30, 2013, these ratios were 12.2%, 17.3% and 18.6%, respectively.

Balance Sheet Review

Total assets decreased by $3.5 million, or 0.9%, to $385.6 million at September 30, 2014 from $389.1 million at June 30, 2014. Securities available-for-sale and held-to-maturity decreased $2.8 million, or 7.2%, and $374,000, or 4.3%, respectively. The decreases in securities available-for-sale were primarily the result of contractual principal repayments and sale of three securities totaling $702,000.  Cash and cash equivalents increased $3.0 million, or 20.6% to $17.8 million at September 30, 2014, from $14.8 million at June 30, 2014.

Loans receivable, net, decreased $4.4 million or 1.6% to $277.1 million at September 30, 2014 from $281.5 million at June 30, 2014 as a result of principal reductions exceeding new loan production. Multi-family loans increased $1.4 million or 2.9% to $48.9 million at September 30, 2014 from $47.5 million at June 30, 2014.  Construction and land loans increased $666,000 or 2.8% to $24.5 million at September 30, 2014 from $23.8 million at June 30, 2014.  Commercial real estate loans decreased $2.8 million or 2.6% to $105.0 million at September 30, 2014 from $107.8 million at June 30, 2014 and one-to-four family loans decreased $2.3 million or 3.7% to $60.7 million from $63.0 million at June 30, 2014.  Commercial business loans decreased $226,000 or 1.4% to $16.5 million at September 30, 2014 from $16.7 million at June 30, 2014. Consumer loans decreased $1.7 million or 6.1% to $26.6 million at September 30, 2014 from $28.3 million at June 30, 2014 as consumers continue to reduce their debt. The demand for loans in our market area has been modest during the current economic recovery.

Anchor Bancorp
October 27, 2014

Loans receivable consisted of the following at the dates indicated:

	September 30, 2014	June 30, 2014	September 30, 2013
	(In thousands)
Real estate:
One-to-four family	$60,703	$63,009	$71,440
Multi-family	48,864	47,507	45,011
Commercial	105,031	107,828	105,710
Construction	20,184	19,690	9,735
Land loans	4,298	4,126	5,118
Total real estate	239,080	242,160	237,014

Consumer:
Home equity	19,573	20,894	24,570
Credit cards	3,522	3,548	4,175
Automobile	984	1,073	1,688
Other consumer	2,533	2,838	3,039
Total consumer	26,612	28,353	33,472

Business:
Commercial business	16,511	16,737	16,197

Total Loans	282,203	287,250	286,683

Less:
Deferred loan fees	1,107	1,100	1,075
Allowance for loan losses	3,994	4,624	4,941
Loans receivable, net	$277,102	$281,526	$280,667

Anchor Bancorp
October 27, 2014

Total liabilities decreased $3.5 million between June 30, 2014 and September 30, 2014, primarily as the result of a $3.7 million or 1.2% decline in deposits and, in particular, a $4.4 million, or 3.2% decline in certificates of deposit which is related to a shift in customers preference for more liquid deposits.  The decrease in certificates of deposit was partially offset by an increase of $986,000, or 2.4%, in our savings portfolio.

Deposits consisted of the following at the dates indicated:

	September 30, 2014		June 30, 2014		September 30, 2013
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Noninterest-bearing demand deposits	$42,383	13.8%	$41,149	13.2%	$42,507	13.0%
Interest-bearing demand deposits	21,375	7.0%	22,771	7.3%	19,177	5.9%
Money market accounts	69,479	22.6%	69,610	22.4%	80,270	24.6%
Savings deposits	40,680	13.2%	39,693	12.8%	38,023	11.7%
Certificates of deposit	133,429	43.4%	137,811	44.3%	145,999	44.8%
Total deposits	$307,346	100.0%	$311,034	100.0%	$325,976	100.0%

Total stockholders' equity remained virtually unchanged from June 30, 2014 at $53.7 million. The slight decrease of $19,000 was due primarily to an increase in accumulated other comprehensive loss of $195,000 or 25.7%, which was partially offset by our net income of $113,000 during the three months ended September 30, 2014.

Operating Results

Net interest income. Net interest income before the provision for loan losses decreased $166,000, or 4.6%, to $3.4 million for the quarter ended September 30, 2014 from $3.6 million for the quarter ended September 30, 2013, as a result of declines in our loans and security portfolios.

The Company's net interest margin increased 33 basis points to 3.94% for the quarter ended September 30, 2014 from 3.61% for the comparable period in 2013 as the average yield on interest-earning assets increased 28 basis points to 4.93% for the quarter ended September 30, 2014 compared to 4.65% for the same period in 2013.  The improvement in our net interest margin compared to the same quarter last year reflects a significant reduction in nonperforming assets and reductions in the cost of deposits and Federal Home Loan Bank ("FHLB") advances.  The average cost of interest-bearing liabilities decreased three basis points to 1.21% for the quarter ended September 30, 2014 compared to 1.24% for the same period in the prior year.

Provision for loan losses. In connection with its analysis of the loan portfolio at September 30, 2014, management determined that no provision for loan losses was required for the quarter ended September 30, 2014 and there was no provision for the same period of the prior year, reflecting the decline in the amount of our nonperforming and classified loans over the last year.   Charge-offs did increase this quarter primarily due to a $340,000 impairment of one commercial real estate loan that had uncertainty of its value due to an ongoing bankruptcy process.

Noninterest income. Noninterest income of $983,000 for the quarter ended September 30, 2014 was virtually unchanged compared to $967,000 for the same quarter a year ago. There were minor changes in various categories in noninterest income primarily attributable to the gain on sale of investments of $47,000 for the quarter ended September 30, 2014 compared to no gain on sale of investments for the quarter ended September 30, 2013. The increase was offset by a decrease of $28,000 in other income for the quarter ended September 30, 2014 compared to $115,000 for the same quarter in 2013 primarily due to a decrease in office rental income.

Noninterest expense. Noninterest expense decreased $275,000, or 6.0%, to $4.3 million for the three months ended September 30, 2014 from $4.6 million for the three months ended September 30, 2013.  The decrease in noninterest expense was primarily due to REO impairment expense decreasing $323,000 or 89.7% to $37,000 from $360,000 during the quarter ended September 30, 2013 reflecting the stabilization in the real estate market.  Also contributing to the decrease was a decline in general and administrative expenses which decreased $131,000 to $667,000 for the quarter ended September 30, 2014 compared to

Anchor Bancorp
October 27, 2014

$798,000 for the same quarter in 2013 which was primarily a result of decreasing legal expense attributable to nonperforming loans litigation.  We had an increase of $88,000 for the expense for deposit services from $136,000 to $224,000 or 64.7% for the quarter ended September 30, 2014 which is directly related to one-time expenses related to the restructure of our deposit products.

About the Company
Anchor Bancorp is headquartered in Lacey, Washington and is the parent company of Anchor Bank, a community-based savings bank primarily serving Western Washington through its 11 full-service banking offices (including two Wal-Mart store locations) within Grays Harbor, Thurston, Lewis, Pierce and Mason counties, Washington. The Company's common stock is traded on the NASDAQ Global Market under the symbol "ANCB" and is included in the Russell 2000 Index. For more information, visit the Company's web site www.anchornetbank.com.

Forward-Looking Statements:
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: increased competitive pressures; changes in the interest rate environment; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and nonperforming assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; results of examinations of us by the Federal Reserve Bank of San Francisco and our bank subsidiary by the Federal Deposit Insurance Corporation (“FDIC”), the Washington State Department of Financial Institutions, Division of Banks (“Washington DFI”) or other regulatory authorities, rite-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; our compliance with regulatory enforcement actions including the requirements and restrictions that have been imposed under the Supervisory Directive the Bank entered into with the FDIC and the Washington DFI and the possibility that noncompliance by the Bank could result in the imposition of additional requirements or restrictions; and other factors described in the Company’s latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission-which are available on our website at www.anchornetbank.com and on the SEC’s website at www.sec.gov. Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed or implied in any forward-looking statements made by or on our behalf and the Company's operating and stock price performance may be negatively affected. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  These risks could cause our actual results for fiscal 2015 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company’s operations and stock price performance.

Anchor Bancorp
October 27, 2014

ANCHOR BANCORP AND SUBSIDIARY CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Dollars in thousands)	September 30, 2014	June 30, 2014
ASSETS	(unaudited)
Cash and cash equivalents	$17,797	$14,758
Securities available-for-sale, at fair value	36,119	38,917
Securities held-to-maturity, at amortized cost	8,391	8,765
Loans receivable, net of allowance for loan losses of $3,994 and $4,624	277,102	281,526
Bank owned life insurance investment, net of surrender charges	19,566	19,428
Accrued interest receivable	1,165	1,236
Real estate owned, net	6,092	5,067
Federal Home Loan Bank (FHLB) stock, at cost	5,985	6,046
Property, premises and equipment, net	11,405	11,313
Deferred tax asset, net	555	555
Prepaid expenses and other assets	1,394	1,517
Total assets	$385,571	$389,128

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Deposits:
Noninterest-bearing	$42,383	$41,149
Interest-bearing	264,963	269,885
Total deposits	307,346	311,034

FHLB advances	17,500	17,500
Advance payments by borrowers for taxes and insurance	1,558	891
Supplemental Executive Retirement Plan liability	1,712	1,715
Accounts payable and other liabilities	3,799	4,313
Total liabilities	331,915	335,453

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value per share authorized 5,000,000 shares; no shares issued or outstanding	—	—
Common stock, $.01 par value per share, authorized 45,000,000 shares; 2,550,000 issued and 2,475,701 outstanding at September 30, 2014 and 2,550,000 shares issued and 2,473,981 outstanding at June 30, 2014, respectively	25	25
Additional paid-in capital	23,338	23,293
Retained earnings, substantially restricted	32,027	31,914
Unearned Employee Stock Ownership Plan (ESOP) shares	(779)	(797)
Accumulated other comprehensive loss, net of tax	(955)	(760)
Total stockholders’ equity	53,656	53,675
Total liabilities and stockholders’ equity	$385,571	$389,128

Anchor Bancorp
October 27, 2014

ANCHOR BANCORP AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME (Dollars in thousands, except per share data) (unaudited)	Three Months Ended September 30,
	2014	2013
Interest income:
Loans receivable, including fees	$4,053	$4,321
Securities	14	57
Mortgage-backed securities	220	259
Total interest income	4,287	4,637
Interest expense:
Deposits	699	773
FHLB advances	160	270
Total interest expense	859	1,043
Net interest income before provision for loan losses	3,428	3,594
Provision for loan losses	—	—
Net interest income after provision for loan losses	3,428	3,594
Noninterest income
Deposit service fees	384	377
Other deposit fees	189	200
Gain on sale of investments	47	—
Loans fees	144	149
Loss on sale of loans	(6)	(17)
Bank owned life insurance investment	138	143
Other income	87	115
Total noninterest income	983	967
Noninterest expense
Compensation and benefits	2,023	2,006
General and administrative expenses	667	798
Real estate owned impairment	37	360
Real estate owned holding costs	154	77
Federal Deposit Insurance Corporation (FDIC) insurance premiums	121	142
Information technology	428	428
Occupancy and equipment	483	464
Deposit services	224	136
Marketing	156	162
Gain on sale of property, premises and equipment	(1)	(5)
Loss on sale of real estate owned	6	5
Total noninterest expense	4,298	4,573
Income (loss) before provision for income taxes	113	(12)
Provision for income taxes	—	—
Net income (loss)	$113	$(12)
Basic earnings (loss) per share	$0.05	$0.00
Diluted earnings (loss) per share	$0.05	$0.00

Anchor Bancorp
October 27, 2014

	As of or For the Quarter Ended (unaudited)
	September 30, 2014	June 30, 2014	March 31, 2014	September 30, 2013
	(Dollars in thousands)
SELECTED PERFORMANCE RATIOS
Return (loss) on average assets (1)	0.12%	0.30%	0.39%	(0.01)%
Return (loss) on average equity (2)	0.86	2.31	3.01	(0.09)
Average equity-to-average assets (3)	13.56	13.17	13.10	11.60
Interest rate spread(4)	3.72	3.72	3.89	3.41
Net interest margin (5)	3.94	3.93	4.09	3.61
Efficiency ratio (6)	97.4	93.3	91.8	100.3
Average interest-earning assets to average interest-bearing liabilities	122.6	121.0	120.3	118.3
Other operating expenses as a percent of average total assets	4.4	4.3	4.4	4.2

CAPITAL RATIOS (Anchor Bank)
Tier 1 leverage	13.8	13.6	13.5	11.9
Tier 1 risk-based	17.0	16.8	17.0	16.9
Total risk-based	18.3	18.0	18.3	18.2

ASSET QUALITY
Nonaccrual and loans 90 days or more past due and still accruing interest as a percent of total loans	0.9	1.6	1.7	2.2
Allowance for loan losses as a percent of total loans	1.4	1.6	1.5	1.7
Allowance as a percent of total nonperforming loans	159.5	98.1	88.1	80.0
Nonperforming assets as a percent of total assets	2.3	2.5	2.6	3.0
Net charge-offs (recoveries) to average outstanding loans	0.22	(0.15)	0.03	0.07
Classified loans	$4,503	$6,608	$9,665	$16,149
_____________________
(1)	Net income (loss) divided by average total assets, annualized.
(2)	Net income (loss) divided by average equity, annualized.
(3)	Average equity divided by average total assets.
(4)	Difference between weighted average yield on interest-earning assets and weighted average rate on interest-bearing liabilities.
(5)	Net interest income as a percentage of average interest-earning assets.
(6)	Noninterest expense divided by the sum of net interest income and noninterest income.